Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Riot Blockchain, Inc., of our report, dated August 12, 2021, with respect to our audits of the consolidated financial statements of Whinstone US, Inc., as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, as filed as Exhibit 99.1 to the Current Report on Form 8-K/A of Riot Blockchain, Inc., dated August 12, 2021. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Malcolm M. Dienes, LLC

Malcolm M. Dienes, LLC

Metairie, LA

August 24, 2021